Exhibit 99.1

Lumenis Announces Change in Board of Directors

Yokneam, Israel, February 17, 2005 – Lumenis Ltd. (LUME.PK), a global developer, manufacturer and seller of laser and light-based devices for medical, aesthetic, ophthalmic, dental and veterinary applications, today announced that Mr. Avner Raz had stepped down as a director of the Company. Under Israeli law, all actions with directors, including routine compensation matters, must be submitted for approval by shareholders. In light of foregoing and as the company is not generally convening shareholders meetings pending the completion of audited financial statements for distribution to shareholders, Mr. Raz has decided to step down as a director. Such action has no effect on Mr. Raz’s other roles with the Company. Mr. Raz continues to serve as the President and Chief Executive Officer of the Company. As a result of such action, the Board of Directors of the Company consists entirely of outside, non-employee directors.

Avner Raz, President and Chief Executive Officer said, “This decision was taken due solely to the Israeli legal requirements regarding director’s compensation and the lack of our audited financial statements. It will have no impact on the management or direction of Lumenis. Management and the Board have worked closely together throughout the turnaround and are together focused on executing the next phase of our plan of growth and profitability.”

About Lumenis

Lumenis is a global developer, manufacturer and seller of laser and light-based devices for medical, aesthetic, ophthalmic, dental and veterinary applications. The Company offers a wide range of products along with extensive product support systems including training, education and service. Lumenis invests heavily in research and development to maintain and enhance its leading industry position. The Company holds numerous patents worldwide on its technologies. For more information about Lumenis and its products, log onto http://www.lumenis.com

Lumenis Ltd.
Yokneam Industrial Park
P.O.B. 240
Yokneam 20692, Israel
Tel. +972.4.959.9000
Fax. +972.4.959.9050
www.lumenis.com
563706.02-New York Server 1A

Investors:

Lauri Hanover	1-866-232-6803
972-4-959-9122

The statements in this press release that are not historical facts are forward-looking statements which are subject to risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward looking statements based on a variety of factors, including, among others: uncertainties with respect to market acceptance of the Company’s products, the implementation and outcome of our Turnaround Plan, obtaining regulatory approvals for new products or for the sale of existing products in new markets and enforcement of intellectual property rights; risks associated with competition and competitive pricing pressures, economic conditions generally, the Company’s international operations and the Company’s ability to integrate its operations with those of acquired businesses; the outcome of the Securities and Exchange Commission investigation and several securities class action lawsuits to which the Company is subject and the outcome of the investigation conducted by the Audit Committee; uncertainties relating to the Company’s continuing liquidity; and other risks detailed from time to time in the reports filed by Lumenis with the SEC, including its annual report on Form 10-K and quarterly reports on Form 10-Q.

Lumenis Ltd.
Yokneam Industrial Park
P.O.B. 240
Yokneam 20692, Israel
Tel. +972.4.959.9000
Fax. +972.4.959.9050
www.lumenis.com
563706.02-New York Server 1A